Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110031 and No. 333-88588) of America West Holdings Corporation and America West Airlines, Inc., the Registration Statement on Form S-3 (No. 333-02129) of America West Airlines, Inc. and the Registration Statements on Form S-8 (No. 333-94361, No. 333-40486 and No. 333-89288) of America West Holdings Corporation of our reports dated March 24, 2003 relating to the consolidated financial statements and financial statement schedule of America West Holdings Corporation, which appear in this Form 10-K. We also hereby consent to the incorporation by reference in such registration statements of our reports dated March 24, 2003 relating to the financial statements and financial statement schedule of America West Airlines, Inc., which appear in this Form 10-K.

PricewaterhouseCoopers LLP
Phoenix, Arizona
February 27, 2004